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FOR IMMEDIATE RELEASE:                                                      NEWS
July 11, 1996                                        Nasdaq National Market-SALT

            WINDMERE-DURABLE HOLDINGS AND SALTON/MAXIM HOUSEWARES
                   COMPLETE FORMATION OF STRATEGIC ALLIANCE
  Windmere-Durable Holdings Acquires 50% Interest in Salton/Maxim Housewares


MIAMI LAKES, Florida and MOUNT PROSPECT, Illinois - Windmere-Durable Holdings, Inc. (NYSE-WND) and Salton/Maxim Housewares, Inc. (Nasdaq National Market-SALT) today announced that Windmere-Durable has completed its acquisition of 50% of Salton/Maxim, following yesterday's approval of the transaction by Salton/Maxim's shareholders. Salton/Maxim issued approximately 6.5 million shares of its common stock to Windmere-Durable in exchange for 748,112 shares of Windmere-Durable common stock, a $10.8 million note and a cash payment of $3.2 million. The transaction was originally announced on February 28, 1996.

David M. Friedson, Windmere-Durable's Chairman, President and Chief Executive Officer, stated, "Consummation of this purchase brings us a step closer to building a larger presence in consumer products and establishing a well recognized brand, with the White-Westinghouse(R) name licensed by Salton/Maxim earlier this year. We are joining forces with an organization whose strengths in marketing and distribution will both complement and maximize our own capabilities."

Leonhard Dreimann, Chief Executive Officer of Salton/Maxim, stated, "We are very pleased to be allied with Windmere-Durable Holdings. Today's transaction is the first step in building a closer relationship between our companies. We look forward to working with Windmere-Durable's people on mutually rewarding business development."

Salton/Maxim Housewares, headquartered in Mount Prospect, Illinois, designs and markets small kitchen appliances and beauty care products under the Salton(R), Maxim(R), Salton Creations (TM), Salton Time (TM) and White-Westinghouse (R) brand names. The Company's products also include the Breadman (TM) and Juiceman(TM) product lines.

Windmere-Durable Holdings, Inc. is a diversified manufacturer and distributor of a broad range of consumer products, including personal care products for the home and professional salons, kitchen electric appliances and consumer electronics. The Company also markets the Litter Maid (TM) computerized, infrared, automatic self-cleaning cat litter box.

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                                  CONTACTS:


Salton/Maxim Housewares, Inc.                     Windmere-Durable Holdings Inc.
Bill Rue                                                           Cindy Solovei
Senior Vice President & Chief                          Assistant Vice President-
  Operating Officer                                      Finance
847-803-4600                                                        305-362-2611